UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2020

L Brands, Inc.

(Exact Name of Registrant

as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of

Incorporation)

1-8344	31-1029810
(Commission File Number)	(IRS Employer Identification No.)

Three Limited Parkway Columbus, OH	43230
(Address of Principal Executive Offices)	(Zip Code)

(614) 415-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 Par Value	LB	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Indenture relating to the 6.625% Senior Notes due 2030

On September 30, 2020, L Brands, Inc. (the “Company”) issued $1 billion aggregate principal amount of its previously announced 6.625% senior notes due 2030 (the “Notes”) pursuant to an Indenture, dated as of September 30, 2020, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Indenture”). The Notes are guaranteed by certain of the Company’s domestic subsidiaries that guarantee, or are borrowers under, certain other material debt (the “Guarantors”).

The Notes and related guarantees are senior unsecured obligations of the Company and the Guarantors and (i) rank equally in right of payment with all of the Company’s and Guarantors’ existing and future senior unsubordinated debt, (ii) rank senior in right of payment to all of the Company’s future subordinated debt, if any, and (iii) are effectively subordinated to all secured debt of the Company and the Guarantors to the extent of the value of the assets securing such debt.

The Company will pay interest on the Notes at a rate of 6.625% per annum, semiannually in arrears on April 1 and October 1 of each year, commencing on April 1, 2021, to holders of record on the preceding March 15 and September 15, respectively.

The Notes are redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after October 1, 2025, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Redemption Period	Price
2025	103.313%
2026	102.208%
2027	101.104%
2028 and thereafter	100.000%

At any time and from time to time prior to October 1, 2025, Notes may also be redeemed in whole or in part, at the Company’s option, at a price equal to 100.0% of the principal amount thereof plus a customary make-whole premium calculated based on the applicable Treasury Rate (as defined in the Indenture), plus 50 basis points, and accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, at any time and from time to time prior to October 1, 2023, the Company at its option may redeem Notes in an aggregate principal amount up to 40.0% of the original aggregate principal amount of the Notes, with funds in an aggregate amount not exceeding the aggregate proceeds of one or more equity offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 106.625%, plus accrued and unpaid interest, if any, to the redemption date, subject to the terms and conditions set forth in the Indenture.

If a Change of Control Triggering Event (as defined in the Indenture) occurs, the Company may be required to purchase the Notes.

The Indenture contains covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: (i) incur indebtedness, (ii) create and incur liens, (iii) make restricted payments and certain investments, (iv) transact with affiliates, (v) merge, consolidate, sell or otherwise dispose of all or substantially all of their assets and (v) incur restrictions on the ability of the Company’s restricted subsidiaries to provide distributions. These covenants are subject to a number of important exceptions and qualifications. The Indenture also provides for customary events of default, which, if any of them occurs, would permit or require the principal, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

The description above does not purport to be complete and is qualified in its entirety by the Indenture, which is filed herewith as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01. Other Events.

Cash Tender Offers

On September 30, 2020, the Company issued a press release related to its previously announced cash tender offers (the “Tender Offers”) and related consent solicitations for certain outstanding notes issued by the Company.

A copy of the press release related to the Tender Offers is filed herewith as Exhibit 99.1, and incorporated by reference herein.

Senior Notes Offering

On September 30, 2020, the Company closed its offering of $1 billion aggregate principal amount of its 6.625% senior notes due 2030 (the “Senior Notes Offering”).

Item 9.01. Financial Statements and Exhibits.

Exhibit 4.1	Indenture, dated September 30, 2020, among L Brands, Inc., the guarantors named therein and U.S. Bank National Association, as trustee.

Exhibit 4.2	Form of 6.625% senior notes due 2030 (included in Exhibit 4.1).

Exhibit 99.1	Press Release dated September 30, 2020 entitled “L Brands Announces Updated Results of its Cash Tender Offers and Amendment of Early Tender Time”.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L Brands, Inc.

Date: September 30, 2020	By:	/s/ STUART B. BURGDOERFER
Stuart B. Burgdoerfer
Executive Vice President and Chief Financial Officer